UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	December 9, 2005

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 345-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance
                   Sheet Arrangement of a Registrant

On December 9, 2005, Marsh & McLennan Companies, Inc. (“MMC”) and certain of its foreign subsidiaries entered into a new $1.2 billion multi-currency five-year unsecured revolving credit facility (the “Facility”).

Loans under the Facility may be eurocurrency rate loans or base rate loans. Eurocurrency rate loans bear a periodic fixed rate of interest equal to LIBOR plus a margin determined on the basis of MMC's long-term senior unsecured debt rating. Base rate loans bear a fluctuating rate of interest equal to the higher of (i) Citibank's base rate and (ii) the Federal Funds Rate plus 50 basis points. The Facility also permits the issuance of certain letters of credit.

Subsidiary borrowings under the Facility are unconditionally guaranteed by MMC. The Facility contains financial covenants setting forth MMC's maximum permitted ratio of debt to adjusted EBITDA and minimum permitted ratio of adjusted EBITDA to interest expense. Amounts due under the Facility may be accelerated upon an event of default, such as a breach of a representation or covenant, cross-default on certain other indebtedness or the occurrence of bankruptcy, if not otherwise waived or cured.

The Facility will expire on December 9, 2010. It replaces MMC's $1.0 billion and $700 million revolving credit facilities, which were scheduled to expire in 2007 and 2009, respectively. Those facilities were guaranteed by MMC's subsidiaries Marsh Inc., Mercer Inc. and Putnam Investments Trust.

Citigroup Global Markets Inc., Banc of America Securities LLC, and Deutsche Bank Securities Inc. were joint lead arrangers for the Facility. Citibank, N.A. is Administrative Agent and Bank of America, N.A., and Deutsche Bank AG New York Branch are Syndication Agents for the Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Luciana Fato
Name:	Luciana Fato
Title:	Deputy General Counsel-Corporate &

     Corporate Secretary

Date:	December 14, 2005

3